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                                  (EXHIBIT 28)

ERNST & YOUNG
REPORT OF INDEPENDENT AUDITORS


Plan Participants
Justin Industries, Inc.
Employee Stock Ownership Plan

We have audited the accompanying statements of plan equity of Justin Industries, Inc. Employee Stock Ownership Plan as of December 31, 1993 and 1992, and the related statements of income and changes in plan equity for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Plan's Administrative Committee. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the plan equity of Justin Industries, Inc. Employee Stock Ownership Plan at December 31, 1993 and 1992, and the income and changes in plan equity for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.



                                        /S/ ERNST & YOUNG



Fort Worth, Texas
March 10, 1994

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                                    (PAGE 1)

              JUSTIN INDUSTRIES, INC. EMPLOYEE STOCK OWNERSHIP PLAN

                            Statements of Plan Equity

                                                            December 31,
                                                     -------------------------
                                                         1993          1992
                                                     -----------   -----------
ASSETS

  Cash and cash investments                          $     2,522   $    38,867

  Company contributions receivable                             -       381,423

  Net interest receivable                                      -         1,262

  Dividends receivable                                   118,898       108,754

  Common stock of Justin Industries, Inc.,
    at market
    ($15,913,437 cost and 2,972,443
    shares in 1993, $13,028,766 cost
    and 3,041,616 shares in 1992)                     43,843,534    56,269,896
                                                     -----------   -----------

      Total assets                                    43,964,954    56,800,202

LIABILITIES

  Cash advances from the Company                         165,688             -
  Withdrawals and interest payable                       853,099       743,915
  Long-term debt                                               -       250,000
                                                     -----------   -----------
                                                       1,018,787       993,915
                                                     -----------   -----------

PLAN EQUITY                                          $42,946,167   $55,806,287
                                                     ===========   ===========

                             See accompanying notes.

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                                    (PAGE 2)

              JUSTIN INDUSTRIES, INC. EMPLOYEE STOCK OWNERSHIP PLAN

                 Statements of Income and Changes in Plan Equity

                                            Year Ended December 31,
                                      1993             1992             1991
                                  -----------      -----------      -----------
Investment income:
  Dividends                       $   436,879      $   396,299      $   397,792
  Interest                              3,155            2,272           13,850
                                  -----------      -----------      -----------
    Total investment income           440,034          398,571          411,642

Net realized gain on sales of
  stock                             4,233,253        1,725,418          146,119

Net unrealized appreciation
  (depreciation) in fair market
  value of stock                  (15,311,033)      36,403,046        4,406,348

Contributions:
  Participants                      2,432,410        1,783,331
  Company                             896,070          829,657          665,323
                                  -----------      -----------      -----------
    Total contributions             3,328,480        2,612,988        2,168,106

Participants' withdrawals          (5,550,854)      (2,554,581)      (2,223,596)
                                  -----------      -----------      -----------
                                  (12,860,120)      38,585,442         4,908,619

Plan equity at beginning of year   55,806,287       17,220,845        12,312,226
                                  -----------      -----------       -----------

Plan equity at end of year        $42,946,167      $55,806,287       $17,220,845
                                  ===========      ===========       ===========

                             See accompanying notes.

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                                    (PAGE 3)

              JUSTIN INDUSTRIES, INC. EMPLOYEE STOCK OWNERSHIP PLAN

                          Notes to Financial Statements


1. SUMMARY OF ACCOUNTING POLICIES

Justin Industries, Inc. Employee Stock Ownership Plan (the Plan) invests in common stock of Justin Industries, Inc. (the Company). The investment is stated at quoted market values in an active market as of the end of the plan year. Gains and losses on the sale of stock are accounted for on an average cost basis. All 1992 shares have been restated to reflect the 2-for-1 stock split on May 18, 1993.

Dividend income is accrued on the record date for payment of dividends.

Contributions by participants and participating employers, as well as withdrawals, are accounted for on the accrual basis once determined.

2. TAX STATUS OF PLAN

The Plan is subject to the provisions of Internal Revenue Code Section 401(k), whereby the participants' pre-tax contributions are made through a written salary deferral election. The Plan also includes a provision whereby the Plan's Administrative Committee may direct the Trustee to incur debt obligations to finance the acquisition of Justin Industries, Inc. Common Stock for the Plan. A favorable determination letter of qualification was received on February 13, 1987, from the Internal Revenue Service stating that the Plan is qualified under Sections 401(a) and 409 of the Internal Revenue Code, as amended. As such, the Plan is exempt from federal income tax, and participants' voluntary pre-tax contributions, Company matching contributions, investment income and realized gains (losses) are not taxable to participants until withdrawal. Cash withdrawals are generally taxable to participants in the year of withdrawal.
The net unrealized appreciation on withdrawals of stock is generally not taxable to participants until the stock is sold.

3. PLAN DESCRIPTION (See plan document for full description)

All employees (except those employees covered under collective bargaining agreements that do not provide for plan participation) of participating employers are eligible to participate in the Plan beginning on January l or July l after each employee has completed one year of service and reached the age of twenty-one.

The Plan is funded by two types of contributions in which the participants have a fully vested, nonforfeitable right to benefits once they are allocated:

    Employee voluntary pre-tax contributions through salary deferrals, limited to 15 percent of each employee's eligible earnings, but not more than the maximum allowed by law. The maximum employee contribution was $8,994 in 1993 ($5,000 in 1992 and 1991).

    Company matching contributions equal to a percentage of each employee's voluntary pre-tax contributions up to 5 percent of the employee's eligible earnings. The Board of Directors annually determines the matching percentage. In 1993, eligible contributions by "highly compensated" and "non-highly compensated" employees, as defined by the Internal Revenue Code, were matched 25 percent and 50 percent, respectively. In 1992 and 1991 all employees were matched at 50 percent.

Withdrawals of employer contributions from the Plan by participants can be made at normal retirement (age 65), early retirement (age 55), when a participant dies, becomes disabled or a break in service occurs. Distributions upon withdrawal are made in accordance with the plan document.

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                                    (PAGE 4)

              JUSTIN INDUSTRIES, INC. EMPLOYEE STOCK OWNERSHIP PLAN

                    Notes to Financial Statements (Continued)

4. ADMINISTRATIVE EXPENSES

In 1993, 1992, and 1991, the Company elected to pay directly all administrative expenses of the Plan with the exception of brokerage commissions and transfer taxes on stock purchases which are included in the cost of the stock purchased.

5. INVESTMENT ACTIVITY

Investment activity for each of the three years ended December 31 is as follows:

                                            Year Ended December 31,
                                 ---------------------------------------------
                                       1993           1992            1991
                                    -----------    -----------     -----------
Realized gain on sales of stock:
  Proceeds from sales of stock      $ 5,440,524    $ 3,347,952     $ 1,020,344
  Cost of stock sold                  1,207,271      1,622,534         874,225
                                    -----------    -----------     -----------
    Realized gain                   $ 4,233,253    $ 1,725,418     $   146,119
                                    ===========    ===========     ===========

Unrealized appreciation
  (depreciation) on stock:
  Unrealized appreciation at
    beginning of year               $43,241,130    $ 6,838,084     $ 2,431,736
  Net unrealized appreciation
    (depreciation) during the year  (15,311,033)    36,403,046       4,406,348
                                    -----------    -----------     -----------
  Unrealized appreciation at end
    of year                         $27,930,097    $43,241,130     $ 6,838,084
                                    ===========    ===========     ===========

The Department of Labor (DOL) requires realized and unrealized gains (losses) to be calculated in a different manner than required by generally accepted accounting principles. Realized gains and unrealized losses using the DOL's method for 1993 amounted to $662,566 and $11,740,346, respectively.

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                                    (PAGE 5)

              JUSTIN INDUSTRIES, INC. EMPLOYEE STOCK OWNERSHIP PLAN

                    Notes to Financial Statements (Continued)

6. CONTRIBUTIONS

Contributions by employer are as follows:

                                                 Year Ended December 31,
                                            ----------------------------------
                                                1993       1992        1991
                                              ---------  ---------   ---------
Acme Brick Company
  Participants                               $1,052,769  $  750,069 $  591,341
  Company                                       380,917     343,876    255,019

Featherlite Building Products Corporation
  Participants                                  182,451     133,645    116,667
  Company                                        68,856      60,716     50,240

Tradewinds Technologies, Inc.
  Participants                                   16,442      16,911     14,703
  Company                                         6,758       8,331      6,968

Justin Boot Company
  Participants                                  898,154     678,474    532,708
  Company                                       337,770     319,530    242,061

Nocona Boot Company
  Participants                                  149,517     118,342     89,628
  Company                                        57,573      57,122     42,295

Northland Publishing Company, Inc.
  Participants                                    9,654       5,938      5,291
  Company                                         3,968       2,925      2,507

Justin Management Company
  Participants                                  123,423      79,952     59,929
  Company                                        40,228      37,157     26,139

Ceramic Cooling Tower Company
  Participants                                        -           -     92,517
  Company                                             -           -     40,094
                                             ----------  ---------- ----------

    Total Participants                       $2,432,410  $1,783,331 $1,502,784
                                             ==========  ========== ==========

    Total Company                            $  896,070  $  829,657 $  665,323
                                             ==========  ========== ==========